                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-109178

PROSPECTUS SUPPLEMENT
(To prospectus dated October 8, 2003, prospectus supplement dated September 13,
2004 and prospectus supplement dated October 18, 2004)

                           VION PHARMACEUTICALS, INC.

                        13,050,000 SHARES OF COMMON STOCK

                                -----------------

         This document supplements the prospectus dated October 8, 2003, the prospectus supplement dated September 13, 2004 and the prospectus supplement dated October 18, 2004, relating to the sale of 13,050,000 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares.

         This supplement amends the table of selling stockholders on page 2 of the prospectus supplement dated October 18, 2004 to reflect the following transfers:

     o   A warrant to purchase 322,545 shares of common stock from Atlas Fund,
         LLC to Atlas Equity I, Ltd. The warrant has an exercise price of $2.50 per share of common stock.

     o   322,545 shares of common stock from Atlas Fund, LLC to Atlas Equity I,
         Ltd.

                                -----------------

         SEE "RISK FACTORS," WHICH BEGINS OF PAGE 8 OF THE ACCOMPANYING
PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS.

                                -----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 19, 2004.

                              SELLING STOCKHOLDERS

         This prospectus relates to the registration of 13,050,000 shares of common stock of Vion for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.

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                                               Shares of Common                         % of       Number of Shares
                                                     Stock                             Common       of Common Stock
                                                 Beneficially       Shares of       Stock Owned      Beneficially
                                                 Owned Before      Common Stock      After this    Owned After this
SELLING STOCKHOLDER                              this Offering    Being Offered       Offering       Offering (1)
-------------------------------------------------------------------------------------------------------------------

Langley Partners, L.P.                          3,412,054 (2)     3,412,054 (2)           *              0
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The Riverview Group, LLC                        1,142,858 (3)     1,142,858 (3)           *              0
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TCMP3                                             171,428 (4)       171,428 (4)           *              0
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Bristol Investment Fund, Ltd                      571,428 (5)       571,428 (5)           *              0
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Gamma Opportunity Capital Partners, L.P.          285,714 (6)       285,714 (6)           *              0
-------------------------------------------------------------------------------------------------------------------
Smithfield Fiduciary LLC                        1,142,858 (7)     1,142,858 (7)           *              0
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Silver Oak Investments                            571,428 (8)       571,428 (8)           *              0
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RHP Master Fund, Ltd                              342,858 (9)       342,858 (9)           *              0
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Portside Growth and Opportunity Fund             571,428 (10)      571,428 (10)           *              0
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Xmark Fund, L.P.                                 413,372 (11)      413,372 (11)           *              0
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Xmark Fund, Ltd.                                 729,486 (12)      729,486 (12)           *              0
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Platinum Partners Value Arbitrage Fund LP        571,428 (13)      571,428 (13)           *              0
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R&R Opportunity Fund, LP                         170,285 (14)      170,285 (14)           *              0
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Lonestar Partners, LP                            571,428 (15)      571,428 (15)           *              0
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Cohanzick Partners, LP                                285,714           285,714           *              0
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Cityplatz Limited                              1,142,858 (16)    1,142,858 (16)           *              0
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Atlas Equity I, Ltd.                             645,090 (17)      645,090 (17)
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LibertyView Funds, L.P.                          225,000 (18)      225,000 (18)           *              0
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LibertyView Global Volatility Fund, LP            25,000 (19)       25,000 (19)           *              0
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Rodman & Renshaw, Inc.                            58,285 (20)       58,285 (20)           *              0
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TOTAL                                              13,050,000        13,050,000                          0
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*     Less than 1%.

(1)   Assumes sale of all of the shares of common stock offered hereby.

(2)   Includes (i) 1,388,170 shares of common stock issuable upon the exercise of warrants, (ii) 100,000 shares of common stock issuable upon the exercise of the warrant transferred from Rodman & Renshaw, Inc. and (iii)
      285,714 shares of common stock issuable upon exercise of the warrant transferred from Cohanzick Partners, LP. Langley Capital, LLC is the general partner of Langley L.P. Jeffrey Thorp is the sole member and manager of Langley Capital, LLC. Langley Management, LLC is the investment manager of Langley L.P. Mr. Thorp holds 99% membership interest in Langley
      Management, LLC and is the sole manager thereof. As a result each of
      Langley Management, LLC, Langley Capital and Thorp may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Langley L.P.

                                       2

(3)   Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(4)   Includes 85,714 shares of common stock issuable upon the exercise of warrants.

(5)   Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(6)   Includes 142,857 shares of common stock issuable upon the exercise of warrants.

(7)   Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(8)   Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(9)   Includes 171,429 shares of common stock issuable upon the exercise of warrants.

(10)  Includes 285,714 shares of common stock issuable upon the exercise of warrants. The Investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The managing member of Ramius Capital Group,
      LLC is C4S & Co., the managing member of which are Peter Cohen, Morgan
      Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark,
      Strauss and Solomon may be deemed beneficial owners of the shares of common stock stated as beneficially owned by Portside Growth and
      Opportunity Fund. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of common stock.

(11)  Includes 206,686 shares of common stock issuable upon the exercise of warrants.

(12)  Includes 364,743 shares of common stock issuable upon the exercise of warrants.

(13)  Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(14)  Includes 56,000 shares of common stock issuable upon the exercise of warrants.

(15)  Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(16)  Includes 571,429 shares of common stock issuable upon the exercise of warrants.

(17)  Includes 322,545 shares of common stock issuable upon the exercise of warrants.

(18)  Represents 225,000 shares of common stock issuable upon the exercise of warrants.

(19)  Represents 25,000 shares of common stock issuable upon the exercise of warrants.

(20)  Includes 58,285 shares of common stock issuable upon the exercise of warrants.

                                       3